CMG INVESTMENT ADVISORS, LLC CODE OF ETHICS

In General

A.       The provisions of this Code of Ethics ("Code") apply to all Managing Directors of
CMG Investment Advisors LLC.,  and all on-premises full-time and part-time employees and consultants of those entities, except where otherwise noted. For ease of reference, all of the above persons will be collectively referred to in this Code as "Covered Persons," and CMG Investment Advisors, LLC will be collectively referred to as "CMG," unless otherwise indicated. As defined in relevant provisions of the federal securities laws, the term "Member of the Immediate Family" of a person, when used in this Code, shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, and mother-, father-, son-, daughter-, brother- or sister-in-law (including adoptive relationships) sharing the same household as such person.

The Code is designed to impose rules of conduct and to complement existing policies (e.g., those in the CMG Company Policies and Procedures Manual, and CMG employment policies, but in the event a more restrictive provision exists in a policy or procedure for a specialized area, the more restrictive provision applies.

B.       Each Covered Person should receive a copy of this Code at the beginning of his or her relationship with CMG and must certify compliance quarterly and through the termination date of such relationship, by filing a Code of Ethics Certification and a Quarterly Transactions Report through such date. The initial certification shall cover the Covered Person's relationship, from its inception, with CMG.

C.       Mission Statement and Principles ~ Covered Persons must adhere to the this Code.

D.       Status of Code and Revisions to it – CMG may revise this Code from time to time and Covered Persons will be informed of additions or changes. The Chief Compliance Officer will, at least annually, report to the Managing Directors of CMG Investment Advisors, LLC. concerning the Code. At a minimum, such report will (1) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year; (2) identify any violations requiring significant remedial action during the past year; and (3) identify any recommended changes in existing restrictions or procedures based upon CMG's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

II.             Conflicts of Interest

General - The success of CMG depends on the confidence of clients and the public in our integrity and professionalism. To maintain and reinforce that confidence, Covered Persons must avoid placing themselves in a position where their actions or personal interests may be in conflict, or create the appearance of conflict, with those of CMG, its owners and clients. Covered Persons must conduct themselves at all times so as to avoid any actual or potential abuse of their position of trust and responsibility, and must not take inappropriate advantage of their positions. Covered Persons must at all times place the interests of CMG's clients and owners first. While it is not possible to discuss every circumstance that may lead to a conflict of interest, the following are common examples:

A.      Outside Activities

Without the prior written consent of CMG’s Chief Compliance Officer and Managing Director, a Covered Person may not knowingly:

1.      Be engaged in any other business or activity which may materially decrease the impartiality, judgment, effectiveness, or productivity expected from such Covered Person in his or her job;

2.      If an officer of CMG. be employed by any other person or organization;

3.      Serve as a director, general partner, officer, trustee, member or employee of any other organization (regardless of whether the business of such organization is conducted for profit) with which CMG (or companies controlled by CMG) has a competitive or business relationship (other than where CMG holds an investment position in that organization), or of an organization which has one or more classes of publicly traded securities. The Covered Person should report to his or her supervisor, or CMG’s Managing Director or Chief Compliance Officer, any situation of which the Covered Person is aware where any Member of the Immediate Family officer, partner, trustee, member or employee, or has a 5% or greater investment in, any corporation, partnership or other enterprise which could cause the Covered Person to have a conflict with the interests of CMG, its owners or clients. CMG management will not unreasonably withhold approval of such relationship if management or the appropriate governing body determine that it is not likely to in fact be inconsistent with the interests of CMG or its owners or clients;

4.       Serve as an executor or trustee, except for the Covered Person's family members (including extended family) and except that Covered Persons may serve in a fiduciary capacity for CMG clients when requested by such clients;

  5.      Have any financial interest in any other organization which has business relations with CMG if such financial interest represents a  material part of the Covered Person's net worth or income in any year or exceeds $10,000;

6.       Engage in investment-related speaking, writing, or teaching activities, except in fulfilling professional responsibilities for CMG.

In order to request permission for any of the foregoing, Covered Persons must present a written request to the Managing Director and Chief Compliance Officer of CMG describing in detail all aspects of the proposed outside financial interest or activity, including compensation and time involvement (e.g., whether it will be done on evenings or weekends) and the extent to which the Covered Person expects to use CMG resources for typing, photocopying or other services. CMG generally encourages participation of Covered Persons in nonprofit organizations and on professional committees and boards of directors of companies in which CMG has an investment, provided that such involvement is not inconsistent with the ongoing business of CMG.

B.     Gifts and Services

1.      Covered Persons and Members of the Immediate Families of Covered Persons may not accept, directly or indirectly, gifts or gratuities or personal benefits or favors of any kind having a value in excess of $100 (including services without appropriate compensation) ("Benefit") from "Vendors" (i.e., any person or entity which provides goods or services to CMG or its portfolio companies, currently does business -- as a client or otherwise - with CMG, or is seeking future business). Solicitation of any Benefit is unprofessional and is strictly prohibited.  A non-exhaustive list of Benefits includes:

(a)    Entertainment or travel, including but not limited to tickets to theater or sporting events, airline tickets, vacation or pleasure trips, and business meals, except for mementos customarily given in honor of closing a business transaction;

(b)    Free or discounted products or services of a client, Vendor or CMG-controlled company, except on the same terms as offered to Covered Persons of CMG generally;

(c)    Gifts of money in any amount from Vendors;

 (d)     Loans, except from banks or other financial institutions on terms that such institutions make available to persons similarly situated.

2.                 Upon receipt or offer of any such Benefit which could reasonably be valued above $100, the Covered Person should inform his or her supervisor and CMG’s Chief Compliance Officer.

3.                 Any doubts or concerns regarding the appropriateness of a particular Benefit should be brought to the attention of the Chief Compliance Officer who, together with the Managing Director, will advise the Covered Person.

C.     Use of Assets for Personal Benefit

The assets of CMG include, among other things, its cash and securities, facilities, know-how (including products, computer software, business processes and strategies developed for or in connection with CMG's clients or business operations), and client relationships. Information concerning the identity of and personal and financial affairs of  former or prospective clients is an important asset. Such information is disclosed in confidence to Covered Persons within the organization so that CMG may properly serve the needs of clients and otherwise conduct its business. In addition to client related confidential information, Covered Persons may have access to confidential information concerning (a) the internal business operations of CMG (including but not limited to compensation, business plans and nonpublic financial data), (b) acquisition candidates or companies in which a CMG entity is considering making an investment and (c) analyses and resulting recommendations and actions concerning the purchase or sale of securities of companies held in accounts managed by CMG.

1.       No Covered Person may, either during or after employment, disclose any such confidential information acquired in the course of such employment without the prior written consent of the Managing Director or Chief Compliance Officer of CMG.

2.       Covered Persons may not, either during or after employment, use any such confidential information, and may not use other assets (e.g., funds, facilities, know-how or personnel), directly or indirectly, for other business or personal endeavors from which the Covered Person might materially benefit without the written prior written approval of the Managing Director or Chief Compliance Officer of CMG.  Examples include:

(a)       Solicitation of the business of CMG clients based upon access to and use of such confidential information;

(b)       Preparation by Covered Persons of tax returns or (other than a limited review of) legal documents (wills, trusts, agreements of sale, contracts);

3.      The copyright and all other property rights in all writings, computer software or any other copyrightable and other materials created by a Covered Person in performing his or her job belongs to CMG. The right to own and exploit all inventions, discoveries, processes and ideas made or conceived by the Covered Person, wholly or partially with the use of CMG time or resources shall belong to CMG. In the case of any right owned by CMG the Covered Person shall execute any documents reasonably required by CMG to evidence its ownership. Any inventions conceived and/or made by the Covered Person after working hours, without the use of any CMG resources and which are unrelated to the Covered Person's responsibilities at CMG, shall belong to the Covered Person. Covered Persons are to respect the proprietary rights of others. No Covered Person may, unless clearly authorized, copy (or use substantially in the same form) material prepared by other persons. Copying of commercial software will not be tolerated.

D.     Selection of Vendors

1.      Covered Persons should make informed selections of vendors (i.e.., providers of services or products to CMG), after reasonable consideration of the following:

(a) Alternatives;

(b) Competitiveness of price and items;

(e) Quality of proposed services or products; and

(d) History, if any, of prior transactions.

All such transactions should be at arms' length.

CMG management must review the proposal, based on the criteria set forth in paragraph 1 above, and submit a recommendation to an appropriate governing body (which may include an executive committee) of CMG. Any transaction, or series of related transactions, involving not more than $1,000 may be approved by a Managing Director and the Chief Compliance Officer of CMG,

111.         Insider Trading

A.        Policy Statement

No Covered Person may trade, either personally or on behalf of others, including any accounts managed by CMG, while in possession of material nonpublic information, or communicate material nonpublic information to others ("tipping"). This conduct is frequently referred to as "insider trading." CMG's policy applies to every Covered Person and extends to activities within and outside their duties at CMG.

B.        Some examples of material information include:

1.     Proposed purchase or sale of a security by CMG for itself or its clients;

2.     Earnings estimates;

3.     Changes in previously released earnings estimates;

4.     Significant merger or acquisition or divestiture proposals or agreements;

5.     Extraordinary management developments;

6.      Acquisition or loss of a significant contract;

7.      Purchase or sale of a significant asset;

8.      Significant increase in amount of debt or sale of significant amounts of securities;

9.      Marketing of significant new products.

C.      Restrictions on trading or tipping extend to any Member of the Immediate Family of a Covered Person, adults living in the same household as the Covered Person, and anyone acting on a Covered Person's behalf or for his or her benefit.

IV.        Securities Transactions - Preclearance and Reporting

 A.     Disclosure of Securities

1.         Every Access Person (as defined below) shall file with the Chief

Compliance Officer of CMG a Securities Holdings Report listing each Security (as defined below) for which they have investment discretion (regardless of whether they have any economic interest in any such Security), through a power of attorney, as a co-trustee, by contract, or otherwise. Covered Persons, including Access Persons, will not ordinarily be considered to have investment discretion with respect to Securities in their accounts at CMG. Although only the identity of the Security (by issuer and class) must initially be reported, the Chief investment Officer may request at any time that an Access Person provide additional information, including but not limited to the amount of any such Securities beneficially owned by an Access Person, if the Chief investment Officer or Chief Compliance Officer of CMG believe such information to be relevant to the operations of the Investment Department or CMG, or to CMG’s compliance with relevant laws.

For purposes of this Code, the term Access Person shall mean the Managing Directors, Partners, member of the Investment Department, and client liaisons of CMG, and the term Security shall mean any interest or instrument commonly known as a "security," including any note, stock, treasury stock, partnership interest (which, for purposes of this Code, shall also include a general partnership interest in a limited partnership), bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-"sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. However, the term Security shall not include (i) Securities which are issued by the Government of the United States; (ii) shares of registered open-end investment companies ("mutual funds"); (iii) money market instruments, including: bankers' acceptances; bank certificates of deposit; commercial paper; or repurchase agreements; and (iv) such other money market instruments and other instruments as shall be designated by the Chief Compliance Officer of CMG.

The Securities Holdings Report must be filed upon the earlier of (1) December 10, 2004 and (2) commencement of employment of the Access Person, and must be updated annually thereafter within ten days after the end of each calendar year.

Note: The filing of a Securities Holdings Report does not relieve any Access Person of his or her independent responsibility to disclose any known direct or indirect ownership personally or by a Member of their Immediate Family of, or personal investment discretion with respect to, any issuer whose Securities are Being Considered for Purchase or Sale (see below) by CMG or its clients, if the Access Person participates materially in any discussion or decision concerning such issuer. (In the event of such ownership or discretion, any related investment recommendation will be independently reviewed within CMG by individuals having no such personal interest in the Securities.) For purposes of this Code, the "Purchase or Sale" of a Security is any acquisition or disposition of a Security, and includes the writing of an option to purchase or sell a Security, and a Security is "Being Considered for Purchase or Sale? when any Access Person makes and communicates a recommendation to Purchase or Sell the Security and, with respect to the person making the recommendation, he or she seriously considers making the recommendation.

B.   Preclearance of Securities Transactions

1.      Without the prior written permission of the Chief Investment Officer (or his or her designee) of CMG or the Chief Compliance Officer of CMG, no Covered Person (except as noted immediately below) may Purchase or Sell a Security for an account with respect to which he or she has investment discretion (regardless of whether he or she also has any economic interest in such Security or account).   This requirement applies regardless of whether the Security was obtained in a conventional manner from or through a broker-dealer, or in a nonpublic transaction (i.e., a "private placement").

 The following Purchases and Sales need not be reported by any Covered Person: (a) Purchases and Sales which are non-volitional; (b) Purchases which are part of an automatic dividend reinvestment plan; (c) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer; and (d) Purchases and Sales which receive the prior approval CMG’s Chief Compliance Officer because, in his reasonable opinion, they clearly are not related economically to securities to be Purchased or sold by CMG or its clients. Approval to effect a transaction pursuant to this section shall remain valid for only two trading days (counting any partial trading days as a whole day), unless special alternative prior arrangements have been made and approved in writing.

2.       Pre-approval for a Covered Person to Purchase or Sell a Security will not ordinarily be granted for seven days following the completed execution of
Purchases or Sales of the same or similar Securities by or on behalf of
CMG or its clients, except that pre-approval is likely to be granted during such seven days for "same side" trading (e.g., a proposed Purchase of a
Security by a Covered Person after completion of a program of Purchases of the same Security on behalf of clients), or in cases where trades of
Securities effected by or on behalf of CMG or its clients appear highly unlikely (due to the size of the transaction relative to the market, etc.) to have affected the market for such Securities.

3.       Pre-approval is not ordinarily expected to be granted for the purchase of initial public offerings of securities by Access Persons, particularly by members of the Investment Department, if a broker-dealer with whom
CMG effects, or is likely to effect, transactions is a member of the underwriting syndicate for such offering.

C.    Duplicate Confirmations

Every Access Person shall promptly arrange for official confirmations to be mailed directly to the Chief Compliance Officer by each broker-dealer with or through whom such Access Person effects any transaction in any account for which such Access Person has investment discretion. Such arrangements shall be made after the later of: (1) October 31, 2004, or (2) within fifteen business days of initial employment of the Access Person by CMG. The Chief Compliance Officer of CMG or the Chief Investment Officer may require an Access Person to provide appropriate confirmation that such arrangements have been made in accordance with this section.

D.   Quarterly Reporting of Securities Transactions

Every Covered Person must complete and submit, no later than ten days after the end of each calendar quarter during which such person was at any time a Covered Person

Quarterly Transactions Report, listing the information identified below for the entire quarter.

Every Quarterly Transactions Report shall contain the following information for each reportable transaction: (I) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved; (2) the nature of the transaction (i.e., Purchase, Sale or any other type of acquisition or disposition); (3) the price at which the transaction was effected; (4) the commission, if any, paid; and (5) the name of the broker, dealer or bank with or through whom the transaction was effected. A Quarterly Transactions Report may contain a statement that one or more identified transactions shall not be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in one or more identified Securities to which such report relates.

All Covered Persons under a duty to file a Quarterly Transactions Report shall be informed of such duty. Once informed, a Covered Person has a continuing obligation to file such reports, in a timely manner, until notified otherwise. Information supplied in the reports will be treated confidentially, but consistent with CMG's obligations under the federal securities laws will be reviewed periodically by the Chief Compliance Officer, and is available for inspection by the Securities and Exchange Commission at any time during the five year period following the end of the fiscal year in which each report is made.

V.            Business Conduct and Records

It is the policy of CMG to conduct business in accordance with the applicable laws and regulations of the United States and any other countries in which CMG may have operations or business dealing, state and local laws, and pursuant to professional standards (e.g.. American Institute of Certified Public Accountants). The use of the funds or assets of CMG for any unlawful or improper purpose is strictly prohibited. Unethical practices may result in corporate action, including dismissal, and may result in prosecution for violating federal, state or foreign laws. All Covered Persons are responsible for adherence to this policy.

A.     Misrepresentation of Services

  1.      No Covered Person shall knowingly, intentionally or recklessly make any statements, orally or in writing, which misrepresent (t) the services the Covered Person or CMG is capable of performing for clients, (2) the qualifications of such Covered Person or CMG, (3) the investment performance that the Covered Person or CMG has achieved or can reasonably be expected to achieve for clients, (4) or the expected performance of any investment.

   2.    No Covered Person shall make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communications of accurate information as to the terms of any investment instruments, the issuer's obligation under the instrument, and similar matters.

B.       Political Contributions

1.       No funds or assets of CMG may be used, directly or indirectly, to make any contribution to any public official, political candidate or political entity, except as may be approved by the Managing Directors or Chief Compliance Officer, or their respective designees, and in accordance with applicable law.

2.      This prohibition relates only to the use of CMG funds and in no way is intended to discourage personal contributions to political parties or candidates of a Covered Person's choice.

C.       Records

1.       No undisclosed or unrecorded fund or asset of CMG shall be intentionally established or left unreported or undisclosed for any purpose.

2.       No false or artificial entries shall be intentionally made in the books and records of CMG for any reason, and no Covered Person shall intentionally engage in any arrangement that he or she knows or should reasonably know is likely to result in such prohibited act.

3.       No payment on behalf of CMG shall be approved or made unless for a purpose described in writing, nor shall any payment be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents

4.       Any Covered Person having information or knowledge of any unrecorded fund or asset or any "prohibited act" shall promptly report such matter to the General Counsel or his or her designee.

D.     Internal Management Controls

Covered Persons, as appropriate in their job responsibilities, shall adhere to the following controls:

1.         Transactions are executed only in accordance with general or specific authorization;

2.          Access to assets is permitted by a Covered Person only to authorized persons;

3.      Covered Persons shall record transactions to permit preparation of financial statements and to maintain accountability for assets;

4.     Covered Persons shall perform, record, review, and report transactions in accordance with all applicable legal requirements;

5.     Covered Persons shall assist in the periodic accounting for assets so as to reduce the risk of loss or theft of assets;

6.     Covered Persons shall perform, record, review, and report duties established by trust instruments in accordance with the instruments; and

7.     Covered Persons shall correctly prepare, review, and file tax returns in a timely manner.

VI.         Antitrust. Competition and Restraint of Trade

Pitcairn (and entities it controls) is committed to free and open competition in the marketplace and to strict adherence by all Covered Persons to the letter and spirit of antitrust laws of the United States and with applicable competitive laws of other countries. Covered Persons should take the initiative to consult with the General Counsel wherever the proper course of conduct covered by this section is in doubt.

A non-exhaustive list of examples, which are intended to provide guidance in this area, follows. No Covered Person shall:

A.     Discuss with, or otherwise furnish to or accept from, a competitor of CMG, nonpublic prices, pricing policy or related matters, or exchange nonpublic pricing information concerning Pitcairn or its controlled companies or the pricing policies of their dealers, distributors,

B.       Agree with a customer of a controlled company on the resale price of a product; imply that such resale price is a condition of sale, contract renewal, or advertising allowance; or discuss with or imply to a customer that the company will attempt to influence the pricing of another customer or competitor.

C.       Engage in group boycotts or divide or allocate customers, territories or production of the controlled company with a competitor, or cause the controlled company to sell any product on the condition, understanding, or agreement that the customer must purchase another product from the company.

D.       Engage in predatory pricing or discriminate in prices or terms of sale, for like goods, between competing customers to the injury or damage of the disfavored customers, or induce a seller to so discriminate in favor of a controlled company as purchaser.

E.      Knowingly publish advertising or promotional claims which are not fair or accurate and, where appropriate, supported by actual studies or data.

VII.                  Sanctions

Upon discovering a violation of this Code, a Managing Directors of CMG Investment Advisors, LLC may impose such sanctions as they deem appropriate, including, but not limited to, a letter of censure or suspension or termination of the employment of the violator, reversal of any transactions effected in a manner inconsistent with this Code, the imposition of fines, and disgorgement of any profits (either to CMG, its clients, or a charity designated by CMG). All material violations of this Code shall be reported periodically to the General Partners.

QUARTERLY TRANSACTIONS REPORT

TO: Edward J. Stavetski

Name of individual(s)*:____________

Quarter ending: December 31, 2004
Check one:
   I had no reportable securities transactions during this quarterly period.

                         I had the following reportable securities transactions during this quarterly period, all of which transactions were pre-approved in compliance with the CMG Code of Ethics:

Price    Brokerage
Date     Security          Amount   Transaction   Per Share Commission   Firm

[Example:   2/1/95   IBM common   100                  shares sold   $115         $100                      Merrill Lynch]

1.

2.

3.

4.

5.

I certify that the information I am providing in this Quarterly Transactions Report is accurate and includes all transactions which I am required to report under the CMG Code of Ethics' applicable quarterly securities transaction reporting requirements, a copy of which I have received and understand. To the best of my knowledge, I have complied with the terms and spirit of those requirements.

Signature:

Date signed:

(IF FILING LATE PLEASE STATE REASON BELOW)
Reason for late filing:

* List all other persons (e.g., minor children) whose securities transactions are also reported by reason of your investment discretion with respect to their securities.

CODE OF ETHICS CERTIFICATION

I certify that I have read and understand the CMG Code of Ethics and acknowledge that it is my responsibility to comply with all provisions of the Code, specifically including the provisions relating to securities transactions and insider trading. To the best of my knowledge, I have not disclosed any "inside" or other confidential information obtained by, from or through CMG to anyone not entitled to know such information, nor have I or anyone else effected securities transactions using or based upon such information.  As required by the Code, I have not placed myself in a position where my actions or personal interests may be in conflict, or create the appearance of conflict, with those of CMG, its owners and clients.

                 I certify that all questions or possible violations of the Code which arose since my last certification have been disclosed to the applicable CMG representative (generally the Chief Compliance Officer) as required by the Code, including the following areas:

o                    Outside Activities

o                    Gifts or Services from "Vendors" in excess of $500;

o                    Use of CMG Assets or Confidential Information;

o                    Selection of Vendors;

o                    Pre-clearance of Investments;

o                    Business Conduct and Records; and

o                    Antitrust

o                    Anti-money laundering

Quarter Ended: December 31, 2004

Signature:

Printed Name:

Date Signed:

(IF FILING LATE PLEASE STATE REASON BELOW)
Reason for late filing:

OUTSIDE ACTIVITIES REPORT

Note: The CMG Code of Ethics requires "Covered Persons" (defined in the Code to include general partners,  officers, employees and consultants) to obtain prior approval before engaging in certain outside activities (detailed in section II(A) of the Code). In order to ensure that our records are current, please describe below (or using additional space, if needed) in detail all relevant aspects of the outside financial interest or activity, including time involvement and the extent to which you intend to use support CMG resources for typing, photocopying or other services:

1. Any other business or activity which you believe may materially decrease the impartiality, judgment, effectiveness, or productivity expected from you by CMG:

2. If you are an officer of CMG. any employment by any other person or organization:

3. The identity of all other organizations (regardless of whether the business of any such organization is conducted for profit) with which CMG has a competitive or business relationship (other than where CMG holds an investment position in that organization), or of an organization which has one or more classes of publicly traded securities, which you serve as an officer, director, general partner, member or employee:

4.   Any situation of which you are aware where you or any Member of your Immediate Family (as defined in the Code) serve as a director, officer, partner, trustee, member or employee, or have a 5% or greater investment in, any corporation, partnership or other enterprise which could cause you to have a conflict with the interests of CMG, its owners or clients:

5. Estates and trusts for which you serve as an executor or trustee, except with respect to members of your own family (including extended family):

6.   Any financial interest in any other organization which has business relations with CMG if such financial interest represents a material part of your net worth or income in any year or exceeds $10,000:

7. Any investment-related speaking, writing, or teaching activities in which you are engaged or expect to be engaged, except in fulfilling professional responsibilities for CMG:

Signature: Printed Name: Date Signed:

SECURITIES HOLDINGS REPORT (REQUIRED TO BE COMPLETED ONLY BY "ACCESS PERSONS"1

List below (or using additional space, if needed), each Security2 (as defined in the footnote below) for which you have investment discretion (regardless of whether you have any economic interest in any such Security), through a power of attorney, as a co-trustee, by contract, or otherwise.  Although only the identity of the Security (by issuer and class) must initially be reported, the Chief Compliance Officer may request at any time that you provide additional information, including the amount you beneficially own.

Name of Issuer Class of Security

Signature:

Printed Name:

Date Signed:

Note: The filing of a Securities Holdings Report does not relieve you of your independent responsibility to disclose any ownership (or investment discretion) by you, and ownership by a member of your immediate family, of securities being considered for purchase or sale by CMG or its clients if you participate in any discussion or decision concerning such securities. For details concerning your responsibilities in this regard, see Code section IV(A).

1 Access Persons are senior officers (i.e., managing directors partners),

members of the Investment Department, and client liaisons of CMG.

2 The term Security shall mean any interest or instrument commonly known as a "security," including any note, stock, treasury stock, partnership interest (which, for purposes of this Code, shall also include a general partnership interest in a limited partnership), bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-
trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. However, the term Security shall not include (i) Securities which are issued by the
Government of the United States; (ii) shares of registered open-end investment companies ("mutual funds"); (iii) money market instruments, including: bankers' acceptances; bank certificates of deposit;
commercial paper; or repurchase agreements; and (iv) such other money market instruments and other instruments as shall be designated by the Chief Compliance Officer of CMG.